Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF
•
The Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF, due November 23, 2027 (the “Notes”) priced on November 18, 2025 and will issue on November 21, 2025.

•	Approximate 2 year term.
•
Payment on the Notes will depend on the individual performance of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF (each an “Underlying”).

•	If the Ending Value of each Underlying is greater than 100% of its Starting Value, at maturity, you will receive 110.00% upside exposure to increases in the value of the Least Performing Underlying.
•
If any Underlying declines by more than 25% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying beyond a 25% decline, with up to 75% of the principal at risk; otherwise, at maturity, you will receive the principal amount.

•
Any payment on the Notes is subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•	No periodic interest payments.
•	The Notes will not be listed on any securities exchange.
•	CUSIP No. 09711KL38.
The initial estimated value of the Notes as of the pricing date is $988.00 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-6 of this pricing supplement and “Structuring the Notes” on page PS-24 of this pricing supplement for additional information.
There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-6 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price(1)	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$4.00	$996.00
Total	$500,000.00	$2,000.00	$498,000.00
(1)
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $996.00 per $1,000.00 in principal amount of Notes.

(2)
The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $4.00, resulting in proceeds, before expenses, to BofA Finance of as low as $996.00 per $1,000.00 in principal amount of Notes. The total underwriting discount and proceeds, before expenses, to BofA Finance specified above reflect the aggregate of the underwriting discounts per $1,000.00 in principal amount of Notes.

The Notes and the related guarantee:
Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Terms of the Notes
Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 2 years.
Underlyings:
The Russell 2000® Futures Excess Return Index (Bloomberg symbol: “RTYFPE”), the SPDR® S&P MidCap 400® ETF Trust (Bloomberg symbol: “MDY”) and the iShares® Core S&P Mid-Cap ETF (Bloomberg symbol: “IJH”).

Pricing Date:	November 18, 2025
Issue Date:	November 21, 2025
Valuation Date:	November 18, 2027, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Calculation Days” in the accompanying product supplement.
Maturity Date:	November 23, 2027
Starting Value:	RTYFPE: 320.40 MDY: $577.19 IJH: $63.21
Ending Value:
With respect to the RTYFPE, its closing level on the Valuation Date, as determined by the calculation agent.
With respect to the MDY, its Closing Market Price on the Valuation Date, as determined by the calculation agent.
With respect to the IJH, its Closing Market Price on the Valuation Date, as determined by the calculation agent.

Price Multiplier:
With respect to each of the MDY and the IJH, 1, subject to adjustment for certain events relating to that Underlying as described in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-28 of the accompanying product supplement.

Upside Participation Rate:	110.00%
Threshold Value:
RTYFPE: 240.30, which is 75.00% of its Starting Value.
MDY: $432.89, which is 75.00% of its Starting Value (rounded to two decimal places).
IJH: $47.41, which is 75.00% of its Starting Value (rounded to two decimal places).

Redemption Amount:
The Redemption Amount per $1,000.00 in principal amount of Notes will be:
a) If the Ending Value of the Least Performing Underlying is greater than its Starting Value:
b) If the Ending Value of the Least Performing Underlying is equal to or less than its Starting Value but greater than or equal to its Threshold Value:
c) If the Ending Value of the Least Performing Underlying is less than its Threshold Value:

BUFFERED ENHANCED RETURN NOTES | PS-2

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

In this case, the Redemption Amount will be less than the principal amount and you could lose up to 75.00% of your investment in the Notes.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711KL38
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

Payment on the Notes depends on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of each Underlying. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-6), reduced the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you are paying to purchase the Notes is greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value of the Notes as of the pricing date is set forth on the cover page of this pricing supplement. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on PS-6 and “Structuring the Notes” on PS-24.
BUFFERED ENHANCED RETURN NOTES | PS-3

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Redemption Amount Determination
On the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Least Performing Underlying greater than its Starting Value?
Yes
No
You will receive:
$1,000.00
+ ($1,000.00 × Upside Participation Rate
× Underlying Return of the Least Performing Underlying)
Is the Ending Value of the Least Performing Underlying greater than or equal to its Threshold Value?
Yes
No
You will receive:
$1,000.00
You will receive:
$$\$1{,}000.00 - \left(\$1{,}000.00 \times \frac{\text{Threshold Value of the Least Performing Underlying} - \text{Ending Value of the Least Performing Underlying}}{\text{Starting Value of the Least Performing Underlying}}\right)$$
In this case, the Redemption Amount will be less than the principal amount and you could lose up to 75.00% of your investment in the Notes.

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
BUFFERED ENHANCED RETURN NOTES | PS-4

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Hypothetical Payout Profile and Examples of Payments at Maturity
Buffered Enhanced Return Notes Table
The following table is for purposes of illustration only. It is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying, a hypothetical Threshold Value of 75 for the Least Performing Underlying, the Upside Participation Rate of 110.00% and a range of hypothetical Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Threshold Values and Ending Values of the Underlyings, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes.
For recent actual values of the Underlyings, see “The Underlyings” section below. The Ending Value of each Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of that Underlying or on the securities or assets included in that Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.
Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note	Return on the Notes
160.00	60.00%	$1,660.00	66.00%
150.00	50.00%	$1,550.00	55.00%
140.00	40.00%	$1,440.00	44.00%
130.00	30.00%	$1,330.00	33.00%
120.00	20.00%	$1,220.00	22.00%
110.00	10.00%	$1,110.00	11.00%
105.00	5.00%	$1,055.00	5.50%
102.00	2.00%	$1,022.00	2.20%
100.00(1)	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
75.00(2)	-25.00%	$1,000.00	0.00%
74.99	-25.01%	$999.90	-0.01%
70.00	-30.00%	$950.00	-5.00%
60.00	-40.00%	$850.00	-15.00%
50.00	-50.00%	$750.00	-25.00%
0.00	-100.00%	$250.00	-75.00%
(1)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only. The actual Starting Value of each Underlying is set forth on page PS-2 above.
(2)	This is the hypothetical Threshold Value of the Least Performing Underlying.
BUFFERED ENHANCED RETURN NOTES | PS-5

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-28 below.
Structure-related Risks
•
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Ending Value of any Underlying is less than its Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying beyond a 25% decline and you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Threshold Value. In that case, you will lose some or a significant portion of your investment in the Notes.

•
The Notes do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Notes, regardless of the extent to which the Ending Value of the Least Performing Underlying exceeds its Starting Value or Threshold Value.

•
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

•
The Redemption Amount will not reflect changes in the values of the Underlyings other than on the Valuation Date. The values of the Underlyings during the term of the Notes other than on the Valuation Date will not be reflected in the calculation of the Redemption Amount. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will calculate the Redemption Amount by comparing only the Starting Value or the Threshold Value, as applicable, to the Ending Value for each Underlying. No other values of the Underlyings will be taken into account. As a result, if the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the value of each Underlying was always above its Threshold Value prior to the Valuation Date.

•
Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose some or a significant portion of your investment in the Notes even if the Ending Value of one Underlying is greater than or equal to its Threshold Value. Your Notes are linked to the least performing of the Underlyings, and a change in the value of one Underlying may not correlate with changes in the values of the other Underlyings. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the value of one Underlying could be offset to some extent by the appreciation in the values of the other Underlyings. In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the value of one Underlying would not be offset by any appreciation in the values of the other Underlyings. Even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose some or a significant portion of your investment in the Notes if the Ending Value of the Least Performing Underlying is below its Threshold Value.

•
Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlyings. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the values of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•
We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

BUFFERED ENHANCED RETURN NOTES | PS-6

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Valuation and Market-related Risks
•
The public offering price you are paying for the Notes exceeds their initial estimated value. The initial estimated value of the Notes that is provided on the cover page of this pricing supplement is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the values of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

•
We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks
•
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares or units of the Underlyings or the securities or assets held by or included in the Underlyings, as applicable, or futures or options contracts or exchange traded instruments on the Underlyings or those securities, or other instruments whose value is derived from the Underlyings or those securities or assets . While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own shares or units of the Underlyings or securities or assets represented by the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the values of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may have affected the values of the Underlyings. Consequently, the values of the Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also may have engaged in hedging activities that could have affected the values of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the values of the Underlyings, the market value of your Notes prior to maturity or the amounts payable on the Notes.

•
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
•
The Notes are subject to risks associated with mid-size capitalization companies. The stocks held by each of the MDY and the IJH are issued by companies with mid-sized market capitalization. The stock prices of mid-size companies may be more volatile and have lower trading volume than stock prices of large capitalization companies. Mid-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Mid-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

•
The performance of the MDY or the IJH may not correlate with the performance of its respective underlying index (each an “underlying index”) as well as its respective net asset value per share or unit, especially during periods of market volatility. The

BUFFERED ENHANCED RETURN NOTES | PS-7

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

performance of the MDY or the IJH and that of its respective underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the MDY or the IJH may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the MDY or the IJH not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the MDY or the IJH, differences in trading hours between the MDY or the IJH (or its respective underlying assets) and its respective underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each of the MDY and the IJH are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the MDY or the IJH may differ from its respective net asset value per share or unit; shares or units of the MDY or the IJH may trade at, above, or below its respective net asset value per share or unit. During periods of market volatility, securities held by the MDY or the IJH may be unavailable in the secondary market, market participants may be unable to calculate accurately the respective net asset value per share or unit of the MDY or the IJH and the liquidity of the MDY or the IJH may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the MDY or the IJH. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the MDY or the IJH. As a result, under these circumstances, the market value of shares or units of the MDY or the IJH may vary substantially from its respective net asset value per share or unit.

•
The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of each of the MDY or the IJH and other terms of the Notes to reflect certain actions by that Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the MDY or the IJH and will have broad discretion to determine whether and to what extent an adjustment is required.

•
The publisher or the sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its values, and the publisher or the sponsor or investment advisor has no obligation to consider your interests. The publisher or the sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its value. Any of these actions could adversely affect the value of your Notes.

•
The RTYFPE is subject to significant risks associated with the futures contract to which the RTYFPE is linked. The RTYFPE is linked to the next maturing E-mini Russell 2000® futures contract currently listed for trading on the Chicago Mercantile Exchange (the “CME”). The price of this futures contract depends not only on the level of the Russell 2000® Index, which is the underlying index referenced by the futures contract, but also on a range of other factors, including but not limited to the performance and volatility of the U.S. stock market, corporate earnings reports, geopolitical events, governmental and regulatory policies and the policies of the CME. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of the underlying futures contract to be volatile and could adversely affect the level of the RTYFPE and any payments on, and the value of, your Notes.

•
Higher future prices of the futures contract to which the RTYFPE is linked relative to its current prices may adversely affect the value of the RTYFPE and the value of the Notes. The RTYFPE is linked to the next maturing E-mini Russell 2000® futures contract, currently listed for trading on the CME. As the relevant futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the RTYFPE, and, accordingly, the value of the Notes.

•
Linking to an equity futures contract is different from linking to the equity index tracked by the equity futures contract. The return on your Notes will be related to the performance of an equity futures contract and not the equity index tracked by the equity futures contract. On a given day, a “futures price” is the price at which market participants may agree to buy or sell the asset underlying a futures contract in the future, and the “spot price” is the current price of such underlying asset for immediate delivery. A variety of factors can lead to a disparity between the price of a futures contract at a given point in time and the spot price of its underlying asset, such as the expected dividend yields of any stocks that comprise such underlying asset, the implicit financing cost associated with the futures contract and market expectations related to the future price of the futures contract’s underlying asset. Purchasing an equity futures contract is similar to borrowing money to buy the underlying asset of such futures contract because it enables an investor to gain exposure to such underlying asset without having to pay the full cost of such exposure up front, and therefore entails a financing cost. As a result, the RTYFPE is expected to reflect not only the performance of the Russell 2000® Index, but also the implicit financing cost in the E-mini Russell 2000® futures contract, among other factors. Such implicit financing cost will adversely affect the level of the Underlying. Any increase in market interest rates will be expected to further increase this implicit financing cost and will have an adverse effect on the

BUFFERED ENHANCED RETURN NOTES | PS-8

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

level of the RTYFPE and, therefore, the value of and return on the Notes. The price movement of a futures contract is typically correlated with the movements of the price of its underlying asset, but the correlation is generally imperfect, and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your Notes may underperform a similar investment that more directly reflects the return on the Russell 2000® Index.

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Suspension or disruptions of market trading in futures markets may adversely affect the value of the Notes. Securities markets and futures markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption could have an adverse effect on the value of the RTYFPE or the manner in which it is calculated, and therefore, the value of the Notes.

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Legal and regulatory changes could adversely affect the return on and value of your Notes. Futures contracts and options on futures contracts, including those related to the RTYFPE, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

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The Notes are linked to an excess return index and not a total return index. The Notes are linked to an excess return index and not a total return index. An excess return index, such as the RTYFPE, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

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The Notes are subject to risks associated with small-size capitalization companies. The stocks comprising the Russell 2000® Index, which is the RTYFPE’s reference index, are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

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The RTYFPE has a limited operating history. The RTYFPE was launched on May 20, 2024. Because the RTYFPE has no live RTYFPE level history prior to that date, limited live historical RTYFPE level information will be available for you to consider in making an independent investigation of the RTYFPE performance, which may make it difficult for you to make an informed decision with respect to your Notes. As a result, the return on your Notes may involve greater risk than those that are linked to indices with a more established record of performance.

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Hypothetical back-tested data relating to the RTYFPE does not represent actual historical data and is subject to inherent limitations. The hypothetical back-tested performance of the RTYFPE set forth under “The Underlyings—The Russell 2000® Futures Excess Return Index — Historical Performance of the RTYFPE” is purely theoretical, does not represent the actual historical performance of the RTYFPE and has not been verified by an independent third party. Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “The Underlyings—The Russell 2000® Futures Excess Return Index — Historical Performance of the RTYFPE”. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. As with actual historical data, hypothetical back-tested data should not be taken as an indication of future performance.

Tax-related Risks
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The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

BUFFERED ENHANCED RETURN NOTES | PS-9

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Additional Terms of the Notes
Trading Day
With respect to the RTYFPE only, the provisions of this section supersede and replace the definition of “Trading Day” set forth in the accompanying product supplement.
A “Trading Day” means a day on which the index sponsor of the Index is open for business and the Index is calculated and published by such index sponsor.
Market Disruption Events
With respect to the RTYFPE only, the provisions of this section supersede and replace the definition of “Market Disruption Event,” as set forth in the accompanying product supplement.
A “Market Disruption Event” means one or more of the following events, as determined by the Calculation Agent in its sole discretion:
(A)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one- half hour period preceding the close of trading, on the primary exchange where the securities included in the Reference Index trade, as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the Reference Index (or any successor thereto); or

(B)
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one- half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Reference Index, as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the Reference Index (or any successor thereto), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise.

For the purpose of determining whether a Market Disruption Event has occurred:
(1)
a limitation on the hours in a trading day for the Reference Index and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Reference Index will not constitute a Market Disruption Event;
(3)
a suspension in trading in a futures or options contract on the Reference Index by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Reference Index;

(4)	a suspension of or material limitation on trading on the relevant exchange for the Reference Index will not include any time when that exchange is closed for trading under ordinary circumstances; and
(5)
for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

For purposes of the foregoing, “Reference Index” means the Russell 2000® Index.
BUFFERED ENHANCED RETURN NOTES | PS-10

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

The Underlyings
All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the RTYFPE, the investment advisor of the MDY and the investment advisor of the IJH (collectively, the “Underlying Sponsors”). The Underlying Sponsors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Underlying Sponsor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Discontinuance of an Index” and “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor underlying. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.
The Russell 2000® Futures Excess Return Index
The Russell 2000® Futures Excess Return Index (the “RTYFPE”) measures the performance of the first nearby E-mini Russell 2000 futures contract trading on the Chicago Mercantile Exchange (“CME”). E-mini Russell 2000 futures contracts are quarterly contracts to buy or sell standardized trading “units”. One trading unit of E-mini Russell 2000 futures contracts equals $50 multiplied by the Russell 2000® Index (the “RTY”) (price return version). The RTY measures the composite price performance of stocks of 2,000 companies incorporated in the U.S., its territories and certain Benefit Driven Incorporation (“BDI”) countries and is designed to track the performance of the small capitalization segment of the U.S. equity market. The RTYFPE is calculated in U.S. dollars ($) on an excess return basis. The RTYFPE and the RTY are calculated, maintained and published by FTSE Russell. The RTYFPE has a launch date of May 20, 2024, with a base value of 100 as of its base date, September 16, 2011. Additional information about the RTYFPE and the RTY (including sector weights) is available on the following websites: lseg.com/en/ftse-russell/indices/russell-futures and lseg.com/en/ftse-russell/indices/russell-us#t-russell-2000. We are not incorporating by reference the websites or any material they include.
Index Rolling
The RTYFPE is constructed from a single E-mini Russell 2000 futures contract. When the first nearby E-mini Russell 2000 futures contract approaches expiration, it is replaced by the second nearby E-mini Russell 2000 futures contract. This process is referred to as “rolling”.
Rolling is conducted over three business days every March, June, September and December and commences five business days prior to the last trade date of the first nearby E-mini Russell 2000 futures contract. For example, if the last trade date of the first nearby E-mini Russell 2000 future is on the 3rd Friday of the month, the roll period will commence on the second Friday of the month, five business days before. This is referred to as the “roll period”.
On each business day of the roll period, a proportion of the index weight in the first nearby E-mini Russell 2000 futures contract is rolled into the second nearby E-mini Russell 2000 futures contract at the daily settlement price of the respective futures contracts. The closing weights on each day in the roll period are as follows:
Roll day	Weights (at close)
	First nearby futures contract	Second nearby futures contract
1	2/3	1/3
2	1/3	2/3
3	0	1
Index Calculation
The RTYFPE is calculated on each day on which the CME is open for trading. The index value of the RTYFPE on any given index business day will be calculated as the product of: (i) the value of the RTYFPE as of the preceding business day and (ii) the daily return of the futures contract.
On any business day (other than during the roll period), the daily return of a futures contract is calculated as the official daily settlement price of the futures contract quoted by the exchange divided by the settlement price on the preceding business day.
During the roll period, the calculation of the daily return will reflect the price of the second nearby futures contract into which the first nearby futures contract is gradually rolled.
Market Disruption Events
If a market disruption event occurs on the last business day of the scheduled roll period, the roll on such a business day shall not be postponed. If a market disruption event occurs on any business day during the scheduled roll period that is not the last business day of the scheduled roll period, then
BUFFERED ENHANCED RETURN NOTES | PS-11

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

the portion of the roll shall be postponed to the first roll business day immediately following such business day as per above.
If, on any business day, a market disruption event occurs or is occurring that MerQube (the “index calculation agent”) determines, in its sole discretion, materially affects the RTYFPE, the index calculation agent may:
●	use the last available closing futures value to calculate and publish the closing index level; and/or
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defer or suspend the calculation and publication of the closing index level and any other information relating to the RTYFPE until the next business day on which such market disruption event has ceased.

If a market disruption event has occurred, resulting in the index calculation agent exercising its discretion as described above, the index calculation agent will inform FTSE Russell of the decision as soon after calculation and dissemination of the index value on that day as possible.
A market disruption event means, with respect to the RTYFPE, the occurrence of one or more of the following events if, in the discretion of the index calculation agent, such event is material:
●	the index calculation agent observes on any business day that there has been a declaration of a general moratorium in respect of banking activities in any relevant jurisdiction;
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the occurrence of an event that makes it impossible or not reasonably practicable on any business day for the index calculation agent to obtain the value of any futures contract, or any other price or necessary information for purposes of calculating the index value in a manner acceptable to the index calculation agent;

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the administrator of the underlying futures contract fails to announce or publish the level of such futures contract on a business day on which the level of such futures contract was scheduled to be announced or published;

●	the occurrence or existence of a lack of, or material decline in, the liquidity in the market for trading of any underlying futures contract on any business day;
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a force majeure event; or any event that disrupts or impairs (as determined by the index calculation agent acting in a reasonable manner) the ability of market participants in general to establish, maintain or unwind transactions in, or obtain market values for, futures, forwards, options, swaps or other over-the-counter derivative transactions indirectly included in and/or that may be used for hedging any futures contract; or

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a suspension, disruption, absence or material limitation imposed on trading by the relevant exchanges (or related exchanges(s)) or observed in any related over-the-counter market(s) or otherwise and whether by reason of movements in price exceeding limits permitted by the relevant exchange(s) or related exchange(s) or otherwise in the futures, forwards, options, swaps or other over-the-counter derivative transactions indirectly included in and/or that may be used for hedging the RTYFPE.

The Russell 2000® Index
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.
Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Comprising the RTY
Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or
BUFFERED ENHANCED RETURN NOTES | PS-12

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a BDI country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
BUFFERED ENHANCED RETURN NOTES | PS-13

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Historical Performance of the RTYFPE
The following graph sets forth the hypothetical back-tested performance of the RTYFPE in the period from January 2, 2020 through the pricing date. We obtained this data from Bloomberg L.P. The RTYFPE has only been published since May 2024. The hypothetical back-tested performance of the RTYFPE set forth in the following graph was calculated using the selection criteria and methodology employed to calculate the RTYFPE since its publication in May 2024. However, the hypothetical back-tested RTYFPE data only reflects the application of that methodology in hindsight, since the RTYFPE was not actually calculated and posted on Bloomberg L.P. prior to May 2024. The hypothetical back-tested RTYFPE data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the commodities and other markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested RTYFPE data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual RTYFPE performance would have been had the RTYFPE been in existence or in forecasting future RTYFPE performance. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg L.P. The hypothetical and actual historical performance of the RTYFPE is not necessarily an indication of its future performance. On the pricing date, the closing level of the RTYFPE was 320.40.
This historical data on the RTYFPE is not necessarily indicative of the future performance of the RTYFPE or what the value of the Notes may be. Any historical upward or downward trend in the closing level of the RTYFPE during any period set forth above is not an indication that the closing level of the RTYFPE is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the closing levels of the RTYFPE.
License Agreement
“Russell 2000®” and “Russell 3000®” are trademarks of FTSE Russell and have been licensed for use by our affiliate, Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell, and FTSE Russell makes no representation regarding the advisability of investing in the Notes.
FTSE Russell and Merrill Lynch, Pierce, Fenner & Smith Incorporated have entered into a non-exclusive license agreement providing for the license to Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates, including us, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Notes. The license agreement provides that the following language must be stated in this pricing supplement:
The Notes are not sponsored, endorsed, sold, or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTYFPE to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTYFPE in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the securities upon which the RTYFPE is based. FTSE Russell’s only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated and to us is the licensing of certain trademarks and trade names of FTSE Russell and of the RTYFPE, which is determined, composed, and calculated by FTSE Russell without regard to Merrill Lynch, Pierce, Fenner & Smith Incorporated, us, or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the
BUFFERED ENHANCED RETURN NOTES | PS-14

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

right, at any time and without notice, to alter, amend, terminate, or in any way change the RTYFPE. FTSE Russell has no obligation or liability in connection with the administration, marketing, or trading of the Notes.
FTSE RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RTYFPE OR ANY DATA INCLUDED THEREIN AND FTSE RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FTSE RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, US, BAC, BOFAS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RTYFPE OR ANY DATA INCLUDED THEREIN. FTSE RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RTYFPE OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FTSE RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
BUFFERED ENHANCED RETURN NOTES | PS-15

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

The SPDR® S&P MidCap 400® ETF Trust
The MDY is a unit investment trust that issues securities called “trust units” or “units.” The MDY is organized under New York law and is governed by a trust agreement between The Bank of New York Mellon (the “Trustee”) and PDR Services LLC (the “Sponsor”). The MDY is an investment company registered under the Investment Company Act of 1940, as amended. The MDY commenced operations on May 4, 1995. The units of the SPDR® S&P MidCap 400® ETF Trust trade on the NYSE Arca under the symbol “MDY”.
A trust unit represents an undivided ownership interest in a portfolio consisting of all of the common stocks of the S&P MidCap 400® Index (“MID”). The MDY intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the MID. The expenses of the MDY are accrued daily and reflected in the net asset value of the MDY. After reflecting waivers (including earnings credits as a result of uninvested cash balances of the MDY), the MDY currently is accruing ordinary operating expenses at an annual rate of 0.23%.
The units of the MDY are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, information filed with the SEC relating to the MDY, including its periodic financial reports, may be found on the SEC’s website.
The S&P MidCap 400® Index
The MID is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies. The MID tracks the stock price movement of 400 companies with mid-sized market capitalizations. The calculation of the level of the MID is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991.
The MID includes companies from eleven main groups: Information Technology; Industrials; Financials; Consumer Discretionary; Health Care; Real Estate; Materials; Utilities; Consumer Staples; Communication Services and Energy. The MID sponsor, S&P Dow Jones Indices LLC (“SPDJI”), may from time to time, in its sole discretion, add companies to, or delete companies from, the MID to achieve the objectives stated above.
SPDJI calculates the MID by reference to the prices of the constituent stocks of the MID without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the MID constituent stocks and received the dividends paid on those stocks.
Computation of the MID
While SPDJI currently employs the following methodology to calculate the MID, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect the payment on the Notes.
Historically, the market value of any component stock of the MID was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the MID halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the MID to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the MID did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the MID.
Under float adjustment, the share counts used in calculating the MID reflect only those shares that are available to investors, not all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
The Shares trade on the NYSE Arca after they are initially purchased by Authorized Participants, institutional firms that purchase Shares in blocks of Baskets through the USO’s marketing agent, ALPS Distributors, Inc. (the “Marketing Agent”). The price of a Basket is equal to the NAV of 100,000 Shares on the day that the order to purchase the Basket is accepted by the Marketing Agent. The NAV per Share is calculated by taking the current market value of the USO’s total assets (after close of NYSE Arca) subtracting any liabilities and dividing that total by the total number of outstanding Shares.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the MID. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
BUFFERED ENHANCED RETURN NOTES | PS-16

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the MID. Constituents of the MID prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the MID. If a constituent company of the MID reorganizes into a multiple share class line structure, that company will remain in the MID at the discretion of the S&P Index Committee in order to minimize turnover.
The MID is calculated using a base-weighted aggregate methodology. The level of the MID reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks on the base date has been set to an indexed level of 100. This is often indicated by the notation June 28, 1991 = 100. In practice, the daily calculation of the MID is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the MID divisor is an arbitrary number. However, in the context of the calculation of the MID, it serves as a link to the original base period level of the MID. The MID divisor keeps the MID comparable over time and is the manipulation point for all adjustments to the MID, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the MID, and do not require index divisor adjustments.
To prevent the level of the MID from changing due to corporate actions, corporate actions which affect the total market value of the MID require an index divisor adjustment. By adjusting the MID divisor for the change in market value, the level of the MID remains constant and does not reflect the corporate actions of individual companies in the MID. Index divisor adjustments are made after the close of trading and after the calculation of the MID closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
BUFFERED ENHANCED RETURN NOTES | PS-17

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Historical Performance of the MDY
The following graph sets forth the daily historical performance of the MDY in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the MDY was $577.19.
This historical data on the MDY is not necessarily indicative of the future performance of the MDY or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the MDY during any period set forth above is not an indication that the Closing Market Price of the MDY is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the MDY.
BUFFERED ENHANCED RETURN NOTES | PS-18

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

The iShares® Core S&P Mid-Cap ETF
The shares of the IJH are issued by iShares, Inc., a registered investment company. The IJH seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P MidCap 400® Index, its underlying index. The IJH typically earns income dividends from securities included in the IJH. These amounts, net of expenses and taxes (if applicable), are passed along to the IJH’s shareholders as “ordinary income.” In addition, the IJH realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the IJH, you will not be entitled to receive income, dividend, or capital gain distributions from the IJH or any equivalent payments. The shares of the iShares® Core S&P Mid-Cap ETF trade on the NYSE Arca under the ticker symbol “IJH.”
As investment adviser, BFA has overall responsibility for the general management and administration of the IJH. For its investment advisory services to the IJH, BFA is paid a management fee of 0.05% per annum, calculated based on the aggregate average daily net assets of the IJH,
The shares of the IJH are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, information filed with the SEC relating to the EFA, including its periodic financial reports, may be found on the SEC website.The S&P MidCap 400® Index
The MID is intended to provide a benchmark for the performance of publicly traded mid-sized U.S. companies. The MID tracks the stock price movement of 400 companies with mid-sized market capitalizations. The calculation of the level of the MID is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies on the base date of June 28, 1991.
The MID includes companies from eleven main groups: Information Technology; Industrials; Financials; Consumer Discretionary; Health Care; Real Estate; Materials; Utilities; Consumer Staples; Communication Services and Energy. The MID sponsor, S&P Dow Jones Indices LLC (“SPDJI”), may from time to time, in its sole discretion, add companies to, or delete companies from, the MID to achieve the objectives stated above.
SPDJI calculates the MID by reference to the prices of the constituent stocks of the MID without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the MID constituent stocks and received the dividends paid on those stocks.
Computation of the MID
While SPDJI currently employs the following methodology to calculate the MID, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect the payment on the Notes.
Historically, the market value of any component stock of the MID was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the MID halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the MID to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the MID did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the MID.
Under float adjustment, the share counts used in calculating the MID reflect only those shares that are available to investors, not all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
The Shares trade on the NYSE Arca after they are initially purchased by Authorized Participants, institutional firms that purchase Shares in blocks of Baskets through the USO’s marketing agent, ALPS Distributors, Inc. (the “Marketing Agent”). The price of a Basket is equal to the NAV of 100,000 Shares on the day that the order to purchase the Basket is accepted by the Marketing Agent. The NAV per Share is calculated by taking the current market value of the USO’s total assets (after close of NYSE Arca) subtracting any liabilities and dividing that total by the total number of outstanding Shares.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the MID. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float
BUFFERED ENHANCED RETURN NOTES | PS-19

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the MID. Constituents of the MID prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the MID. If a constituent company of the MID reorganizes into a multiple share class line structure, that company will remain in the MID at the discretion of the S&P Index Committee in order to minimize turnover.
The MID is calculated using a base-weighted aggregate methodology. The level of the MID reflects the total market value of all 400 component stocks relative to the base date of June 28, 1991. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks on the base date has been set to an indexed level of 100. This is often indicated by the notation June 28, 1991 = 100. In practice, the daily calculation of the MID is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the MID divisor is an arbitrary number. However, in the context of the calculation of the MID, it serves as a link to the original base period level of the MID. The MID divisor keeps the MID comparable over time and is the manipulation point for all adjustments to the MID, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the MID, and do not require index divisor adjustments.
To prevent the level of the MID from changing due to corporate actions, corporate actions which affect the total market value of the MID require an index divisor adjustment. By adjusting the MID divisor for the change in market value, the level of the MID remains constant and does not reflect the corporate actions of individual companies in the MID. Index divisor adjustments are made after the close of trading and after the calculation of the MID closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
BUFFERED ENHANCED RETURN NOTES | PS-20

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Historical Performance of the IJH
The following graph sets forth the daily historical performance of the IJH in the period from January 2, 2020 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the IJH was $63.21.
This historical data on the IJH is not necessarily indicative of the future performance of the IJH or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the IJH during any period set forth above is not an indication that the Closing Market Price of the IJH is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the IJH.
BUFFERED ENHANCED RETURN NOTES | PS-21

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $996.00 per $1,000.00 in principal amount of Notes.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or
BUFFERED ENHANCED RETURN NOTES | PS-22

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.
BUFFERED ENHANCED RETURN NOTES | PS-23

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the Notes on the pricing date being less than their public offering price.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-5 and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.
Validity of the Notes
In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Notes (the “Master Note”) identifying the Notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 16, 2025 which has been filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2025.
BUFFERED ENHANCED RETURN NOTES | PS-24

Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as single financial contracts with respect to the Underlyings. This discussion assumes that the Notes constitute single financial contracts with respect to the Underlyings for U.S. federal income tax purposes. If the Notes did not constitute single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether the issuer of an Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of an Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuer of an Underlying and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of an Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Upon receipt of a cash payment at maturity or upon a sale, or exchange of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
Possible Application of Section 1260 of the Code. Since some Underlyings are the type of financial assets described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated , in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the
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Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).
If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale or exchange of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.
As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, or exchange of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, or exchange of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
It is also possible that the IRS could assert that Section 1256 of the Code should apply to your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes to market at the end of each year (i.e., recognize income as if the Notes had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a futures contract rolls. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, or exchange of the Notes should be treated as ordinary gain or loss.
Because one Underlying is an index that periodically rebalances, and because the index tracks what is known as a rolling futures position, it is possible that the Notes could be treated as a series of single financial contracts, each of which matures on the earlier of (i) the next rebalancing date or (ii) the next date on which futures contracts are “rolled” into other futures contracts (each such date, a “deemed exchange date”).  If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each deemed exchange date in return for new Notes that mature on the next deemed exchange date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each such deemed exchange date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or
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Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

loss) and the fair market value of the Notes on such deemed exchange date.
Non-U.S. Holders
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, or exchange of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any gain realized on the settlement at maturity, or upon sale, or exchange of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax, tax will be withheld at the applicable statutory rate. As discussed above, the IRS has indicated in the Notice that it is considering whether income in respect of instruments such as the Notes should be subject to withholding tax. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.
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Buffered Enhanced Return Notes Linked to the Least Performing of the Russell 2000® Futures Excess Return Index, the SPDR® S&P MidCap 400® ETF Trust and the iShares® Core S&P Mid-Cap ETF

Where You Can Find More Information
The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:
•	Product Supplement EQUITY-1 dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm
•	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.
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